NEWS RELEASE
TSX Venture Exchange Symbol: SNV	March 20th, 2008

SONIC to file Form 15F with Securities and Exchange Commission

Vancouver, CANADA – SONIC Technology Solutions Inc. (“SONIC” or “the Company”; SNV-TSX Venture Exchange) announced today that it intends to file a Form 15F with the United States Securities and Exchange Commission (“SEC”) to voluntarily terminate its reporting obligations under the Securities Exchange Act of 1934, as amended.

SONIC expects the termination of its reporting obligations to take effect no later than 90 days after the filing of the Form 15F. As a result of the filing of the Form 15F, the Company will immediately cease to file certain reports, including Forms 20-F and 6-K, with the SEC. The Company will continue to be a reporting issuer in Canada and maintain a listing for its common shares on the TSX Venture Exchange, which constitutes the primary trading market for its securities. The Company’s Canadian filings can be found on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This release contains statements that are forward-looking statements and are subject to various risks and uncertainties that could cause actual results to differ materially from targeted results. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. The Company does not assume the obligation to update any forward-looking statement.

For further information, please contact:
Adam Sumel, CEO	Tel: (604) 736-2552 ext. 114
SONIC Technology Solutions Inc.	or Email: asumel@sesi.ca